Exhibit 99.1

Peabody
Peabody Plaza
701 Market Street
St. Louis, MO 63101-1826
314.342.4383
JAMES GRECH	jimgrech@peabodyenergy.com
President and Chief Executive Officer

August 11, 2021

PRIVATE & CONFIDENTIAL

Mr. Darren Yeates

c/- 100 Melbourne Street

South Brisbane QLD 4101

Dear Darren:

Variation of Employment Contract

This letter serves to confirm the recent discussion regarding variations to the terms and conditions of your employment contract (Contract). The details of the varied terms are outlined below and will be effective from August 1, 2021:

1.

All references to the words ‘plus superannuation up to the maximum contribution base’ in the remuneration table on page 1 of the Contract, are deleted in its entirety and replaced with the wording: ‘plus superannuation in accordance with this Contract’.

2.	The clause titled ‘Superannuation’ is deleted in its entirety and replaced with the following:

“The Company will make monthly contributions in accordance with legislative requirements and Peabody policies, currently at 10% of your base salary. Salary sacrifice options are available to you should you wish to make additional contributions, and if so, those will be in accordance with the applicable Company policy as amended from time to time and Australian taxation legislation.”

All other benefits and conditions of your original employment contract will remain unchanged.

Please sign and return the acknowledgement below to signify your acceptance of these changes.

Yours sincerely,

James Grech

President & Chief Executive Officer

I acknowledge and accept the terms and conditions contained in this letter

Darren Yeates	Peabody Energy Australia Coal PTY LTD
Executive Vice President & COO	by: Ferdinand Kruger, VP - Operations HR